May 31, 2012

Re: Amendment to Offer Letter

Dear Gary:

This letter amends the offer letter between you and Amyris, Inc. (“Amyris”) dated March 30, 2011 (the “Original Offer Letter”). The Original Offer Letter shall be amended by adding the following provisions (and, as amended, shall be referred to herein as this “Agreement”):

1.
Termination of Employment. If you resign your employment with Amyris or if Amyris terminates your employment for Cause (as defined below) at any time, you will receive your base salary as well as any accrued but unused vacation (if applicable) earned through the effective resignation or termination date and no additional compensation. If Amyris terminates your employment for any reason other than Cause, it will give you written notice of termination, any base salary and accrued but unused vacation that is earned through the effective termination date and, conditioned on your (i) signing and not revoking a release of any and all claims, in a form prescribed by Amyris and by no later than sixty (60) days after your termination date, and (ii) returning to Amyris all of its property and confidential information that is in your possession, you will receive the following

(A)
Continuation of your base salary for twelve (12) months beyond the effective termination date, payable in accordance with the regular payroll practices of Amyris, provided that these payments will be terminated as of the date you commence employment with another employer or engage or participate in any consulting or advisory arrangement or any other arrangement that involves any form of remuneration, including remuneration for services performed by you as an officer, director, employee, representative or agent of, or in any other capacity for, any other person or entity (each, an “Engagement”); and

(B)
If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then Amyris shall pay your monthly premium under COBRA until the earlier of (x) twelve (12) months following the effective termination date, or (y) the date upon which you commence employment with an entity other than Amyris or any other Engagement.

Amyris will commence payment of the salary continuation described in subparagraph (A) of this section and the COBRA benefits described in subparagraph (B) of this section on or before the first regular payroll date that is at least thirty (30) days (or where determined necessary by Amyris to make the release described above effective, sixty (60) days) following your termination of employment, provided that prior to such date the release described above becomes effective. The first payment thereof will have a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments will be payable in accordance with the original schedule.

You will notify Amyris in writing within five (5) days of your receipt of an offer of employment with any entity other than Amyris or for any other type of Engagement, and will accordingly identify the date upon which you will commence such employment or Engagement in such writing. These salary and benefits continuance benefits are intended to be provided to you as you actively seek future employment or another Engagement, and therefore, as noted, will cease once you have secured such employment or Engagement.

For all purposes under this Agreement, a termination for “Cause” shall mean a determination that your employment be terminated for any of the following reasons: (i) failure or refusal to comply in any material respect with lawful policies, standards or regulations of Amyris, (ii) a violation of a federal or state law or regulation applicable to the business of Amyris, (iii) conviction or plea of no contest to a felony or to a misdemeanor involving moral turpitude under the laws of the United States or any State, (iv) fraud or misappropriation of property belonging to Amyris or its affiliates, (v) non-performance, non-compliance or interference with any third party's performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or with a former employer, (vi) your failure to satisfactorily perform your duties as assigned from time to time by Amyris after having received written notice of such failure and at least thirty (30) days to cure such failure, or (vii) your misconduct or gross negligence in connection with the performance of your duties.

2.
Change of Control. If, during your employment with Amyris, there is a Change of Control event (as defined below), and Amyris terminates your employment without Cause or you are Constructively Terminated (as defined below) within six (6) months of that event, then you will be eligible to receive the benefits provided in Section 1 above, as well as immediate accelerated vesting of fifty percent (50%) of any of the unvested shares under your outstanding options as of the date of termination, conditioned on your complying with the requirements of Section 1 above.

“Change of Control” shall mean (i) a merger, reorganization, consolidation or other transaction (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all outstanding equity securities of Amyris is transferred by the holders of Amyris' outstanding shares (excluding a reincorporation to effect a change in domicile), (ii) a sale of all or substantially all of the assets of Amyris, or (iii) any other transaction or series of related transactions, in which Amyris' stockholders immediately prior to such transaction or transactions own immediately after such transaction less than fifty (50%) of the voting equity securities of the surviving corporation or its parent.

“Constructive Termination” shall mean a resignation of your employment based on the occurrence of any of the following events which occurs within six (6) months following a Change of Control: (i) a material reduction in your responsibilities, (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all or substantially all executive officers of Amyris, or (iii) a relocation of your principal office to a location more than fifty (50) miles from the location of your principal office immediately preceding a Change of Control; provided, however, that (A) you shall provide notice to Amyris within thirty (30) days of occurrence of a condition listed above constituting a Constructive Termination and allow Amyris thirty (30) days in which to cure such condition; and (B) in the event that Amyris fails to cure such condition within the cure period provided, you must terminate employment with Amyris within thirty (30) days of the end of the cure period.

3.
Tax Compliance. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Amyris or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this amendment are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Please confirm your acceptance of this amendment by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ John G. Melo
John G. Melo
Chief Executive Officer

I HAVE READ AND ACCEPT THIS AMENDMENT:

/s/ Gary Loeb                , 2012
Gary Loeb                    Date